Exhibit 99.02

Amendment No. RIE089F
AMENDMENT
TO THE
MASTER LOAN AGREEMENT
     THIS AMENDMENT is entered into as of March19, 2007, between CoBANK, ACB (“CoBank”) and DIAMOND FOODS, INC., Stockton, California (the “Company”).
BACKGROUND
     CoBank and the Company are parties to a Master Loan Agreement dated January 12, 2006 (such agreement, as previously amended, is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:
1. Section 10 (B) and (C) of the MLA is hereby amended and restated to read as follows:
     SECTION 10. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:
          (B) Interest Coverage Ratio. The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company ending on and after July 31, 2006, on a consolidated basis for the four fiscal quarters ending at the end of such quarter an “Interest Coverage Ratio” (as defined below) of not less than 3.00 to 1.00. For purposes hereof, the term “Interest Coverage Ratio” shall mean the following (all as calculated in accordance with GAAP consistently applied): (i) Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) interest charges, (b) taxes imposed on or measured by income or excess profits, (c) non-cash share based expenses governed by FASB 123(R) and (d) non-cash pension termination expenses resulting from Company’s fiscal 2007 decision to eliminate its defined benefit pension plan (“EBIT”); divided by (ii) the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of all debt of the Company and its consolidated Subsidiaries (“Total Debt”) of the Company and its Subsidiaries (including imputed interest on capital lease obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period (“Interest Expense”).
          (C) Total Debt to EBITDA. The Company and its consolidated Subsidiaries will have at the end of each fiscal quarter of the Company beginning July 31, 2006, a “Total Debt to EBITDA” ratio of not greater than 3.0 to 1.0. For purposes hereof, the term “EBITDA” shall mean, for the Company and its consolidated Subsidiaries, Consolidated Net Income plus all amounts deducted in the computation thereof on account of (a) interest charges, (b) taxes imposed on or measured by income or excess profits, (c) non-cash share based expenses governed by FASB 123(R), (d) non-cash pension termination expenses resulting from Company’s fiscal 2007 decision to

Amendement RIE089F to Restated Master Loan Agreement RIE089D	-2-
eliminate its defined benefit pension plan, (e) depreciation, and (f) amortization. For fiscal years 2006 and 2007, EBITDA may be computed without regard to costs, not to exceed $1,000,000.00 in the aggregate, associated with the Company’s acquisition of Harmony Foods Corporation and the sale of its Lemont, Illinois facility.
2. Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.
     IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DIAMOND FOODS, INC.

By:	/s/ Pat Schultz	By:	/s/ Seth Halio
Title:		Title: